SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 26, 2006

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Pursuant to the terms of the various employment agreements BUCA, Inc. (the “Company”) previously entered into with Wallace Doolin, Modesto Alcala, Kaye O’Leary, Stephen Hickey, and Cynthia Rodahl, on October 26, 2006, the compensation committee of the board of directors of the Company revised the relevant performance targets for the payment of bonuses for fiscal 2006 to reflect the recent sale by the Company of the Vinny T’s of Boston restaurants. The revised bonus targets based upon EBITDA have been adjusted to exclude the results of Vinny T’s of Boston for the fourth quarter as well as certain closing related expenses.

The compensation committee also granted to certain of the executives shares of restricted stock under the 2006 Omnibus Stock Plan of BUCA, Inc. Ms. O’Leary was granted 33,000 shares of restricted common stock and Ms. Rodahl was granted 19,500 shares of restricted common stock. All such shares of restricted common stock vest and the related restrictions expire on July 26, 2009. However, each executive’s restricted shares will vest immediately (1) in a pro-rated amount immediately upon the earliest to occur of the executive’s death or disability or upon termination of the executive by the Company solely due to an elimination of the executive’s job position and (2) in their entirety upon a Fundamental Change (as defined in the related agreement) of the Company. If the executive’s employment is terminated for any other reason prior to vesting, the restricted shares will be forfeited.

A copy of the form of Restricted Stock Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On October 31, 2006, BUCA, Inc. issued a press release announcing its financial results for the third quarter of fiscal 2006, a copy of which is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Form of Restricted Stock Agreement for the 2006 Omnibus Stock Plan of BUCA, Inc.

99.1	Press Release dated October 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2006	BUCA, INC.
(Registrant)

	By	/s/ Richard G. Erstad
Richard G. Erstad
General Counsel and Secretary